Exhibit 99.1
CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Rebecca Theim
Director, External Communications
Ameristar Casinos, Inc.
(702) 567-7053
AMERISTAR REPORTS SECOND QUARTER 2008 RESULTS
▪	Completes St. Charles Hotel Expansion; Opens New Garage and Casino Expansion in Vicksburg One Month Early

▪	Rebrands Ameristar East Chicago

▪	Announces Workforce Reduction to Produce Annualized Savings of Approximately $20 million
Las Vegas, Nevada, Aug. 4, 2008 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the second quarter ended June 30, 2008.
“Economic conditions continued to result in difficult year-over-year comparisons,” said Gordon Kanofsky, Chief Executive Officer and Vice Chairman. “On a same-store basis, net revenues were flat, while EBITDA declined 5.5 percent when compared to last year. In addition to the weakening economy, increased promotional spending companywide and the impact from the Colorado smoking ban contributed to lower margins.”
“New amenities that came on line in the second quarter, including additional hotel rooms at St. Charles and the earlier than anticipated opening of the parking garage and casino expansion at Vicksburg, helped to drive some market share growth at those locations. Also, in late June, we completed the rebranding of our East Chicago property to ‘Ameristar.’”
These projects, along with the Black Hawk hotel under construction, are expected to help set the stage for future growth once the economy recovers. In the meantime, our new senior management team has implemented a strategic plan to improve efficiencies and reduce the Company’s cost structure as weak economic conditions continue to adversely impact business volumes.
As a result, we recently terminated 244 team members, or approximately 3 percent of our workforce. We have further reduced our workforce by the equivalent of an additional 150 full-time positions through changes in scheduling and staffing practices and attrition. These actions are expected to produce annualized savings of approximately $20 million, which is 6 percent of our compensation expense for the twelve months ended June 30, 2008. The workforce reduction will result in a pre-tax charge to our third quarter 2008 earnings of approximately $2.0 million for severance costs.
“Regrettably, we have reduced our workforce as the economic downturn is more prolonged than many economists expected,” noted Kanofsky. “In response to the weakness in the economy, we first attempted to drive incremental profitable revenue through increased promotional activity in the first and second quarters, which proved unsuccessful. Therefore, in addition to the staffing adjustments, we began curtailing promotional spending in the third quarter, and we plan to make more significant reductions beginning in the fourth quarter compared to second quarter levels. These operating and marketing initiatives will better align our costs with current consumer spending trends, which we expect will ultimately improve our margins going forward. We believe we can successfully manage our cost structure without compromising on the high quality guest experience for which Ameristar has long been known.”

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Second Quarter 2008 Financial Results
For the second quarter of 2008, we had net revenues of $328.1 million compared to $253.2 million in last year’s second quarter. Included in 2008 results were net revenues of $74.5 million from the East Chicago property, which we acquired on September 18, 2007.
Operating income for the second quarter of 2008 was $48.0 million, compared to $43.3 million in the same 2007 period. Same-store operating income in the 2008 second quarter was $40.0 million, a decrease of $3.3 million, or 7.7 percent, from the 2007 second quarter.
Adjusted EBITDA for the second quarter of 2008 was $77.7 million, compared to $67.2 million for the 2007 second quarter. Adjusted EBITDA for the 2008 second quarter represents EBITDA of $74.6 million, excluding:
•	transition and rebranding costs of $1.8 million related to the East Chicago property;

•	pre-opening expenses of $1.1 million related to the St. Charles hotel; and

•	pre-opening expenses of $0.2 million related to the Vicksburg casino expansion and new garage.
For the quarter ended June 30, 2007, Adjusted EBITDA excludes $0.2 million in pre-opening expenses associated with the St. Charles hotel. East Chicago, which the Company did not own in the 2007 second quarter, accounted for $13.1 million of Adjusted EBITDA in the 2008 second quarter.
Financial results were adversely impacted by a significant increase in promotional spending. Same-store promotional allowances increased 29.7 percent over the prior-year second quarter as a result of the aggressive companywide marketing program designed to capture profitable incremental revenue and our efforts to introduce gaming customers to the new hotel and spa in St. Charles.

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Adjusted EBITDA margin declined 2.8 percentage points compared to the second quarter of 2007; on a same-store basis, Adjusted EBITDA margin declined 1.0 percentage point. The inclusion of the East Chicago property negatively impacts the consolidated margin due to the higher gaming tax rate in Indiana compared to the other jurisdictions in which we operate. Additionally, lower margins resulted from the impact of the weakening economy on our gaming revenue and the increased promotional spending that we are now curtailing.
For the second quarter of 2008, we had net income of $17.0 million, or $0.29 per share on a diluted basis. In last year’s second quarter, we reported net income of $17.3 million, or $0.30 per diluted share. Adjusted EPS, representing diluted earnings per share excluding the after-tax impacts of the transition and rebranding costs and pre-opening expenses, was $0.32 for the quarter ended June 30, 2008, compared to $0.30 for the 2007 second quarter.
More information on the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.
Property Highlights
St. Charles. At St. Charles, net revenues increased $3.6 million or 5.0 percent over the 2007 second quarter, primarily as a result of the completion of the new 400-suite hotel. However, Adjusted EBITDA decreased $0.7 million or 3.0 percent year over year due to higher costs associated with operating the hotel and other recently added amenities. Market share increased 1.0 percentage point to 29.3 percent from the first quarter of 2008.
Vicksburg. We substantially completed the casino expansion and the new 1,000-space parking garage at our Vicksburg property in late May, one month ahead of schedule. As a result of this project, we further strengthened our dominant

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market share position and achieved 50.6 percent market share in June, an increase of 2.7 percentage points over our May market share.
A new VIP lounge was completed in July and two additional restaurants are scheduled to open by this fall. Additionally, we are planning a limited refurbishment of the existing casino that is expected to be completed later this year at a cost of approximately $6 million.
Council Bluffs. Ameristar Council Bluffs increased net revenues and EBITDA by 1.6 percent and 2.6 percent, respectively, over the prior-year second quarter. The Council Bluffs market appears to be withstanding the tough economy better than our other markets as evidenced by market growth of 2.4 percent over the 2007 second quarter without any change in the competitive environment.
East Chicago. We rebranded our East Chicago property to “Ameristar” on June 24 following the completion of a number of enhancements to the property, including improved food and beverage offerings in keeping with our commitment to culinary excellence. The casino floor was remodeled to include a new design and layout as well as an enhanced mix of games. We also introduced our Ameristar Star Awards players’ program to guests. The total cost of the rebranding renovations and related promotional and other expenses is approximately $30 million, of which approximately $2.8 million has been expensed in 2008. Second quarter 2008 market share increased 1.8 percentage points on a year-over-year basis and 0.3 percentage point compared to the first quarter of 2008.
Black Hawk. The entire Colorado market, including Ameristar Black Hawk, continues to be adversely impacted by the statewide smoking ban that became effective for casinos on January 1, 2008. The smoking ban, high fuel prices and the difficult economic conditions resulted in an 11.3 percent contraction in the Black Hawk gaming market compared to second quarter 2007.

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Additional Second Quarter 2008 Financial Information
•	Corporate expense declined $0.8 million year over year, due mostly to decreases in employee benefit costs and professional fees, which were partially offset by a $1.8 million increase in severance pay primarily associated with the recent senior management changes, as well as expenses related to ballot initiatives in Missouri and Colorado that, if successful, are expected to lead to substantial growth in 2009.

•	Stock-based compensation expense was $2.5 million, compared to $2.9 million in the 2007 second quarter.

•	Net interest expense was $15.8 million compared to $11.1 million in the second quarter of 2007, and capitalized interest was $4.2 million compared to $4.6 million in the second quarter of 2007.

•	Capital expenditures for the quarter were $72.2 million, including:
o	Vicksburg expansion: $24.4 million

o	Black Hawk hotel: $24.1 million

o	Slot product: $7.9 million

o	St. Charles hotel and expansion: $5.7 million

o	East Chicago rebranding renovations: $4.4 million.
•	At June 30, 2008, total debt was $1.6 billion, a decrease of $23.2 million from December 31, 2007. During the second quarter, net borrowings were $3.0 million; in July, we borrowed an additional $30.0 million under our revolving loan facility.

•	We entered into a two-year interest rate swap agreement, effective July 18, 2008, to fix the interest rate on $500.0 million of LIBOR-based borrowings under our senior revolving loan facility at 3.1975% plus the applicable margin, which is currently 1.75%. We expect the swap to be “highly effective” (as defined under applicable accounting literature) as a cash flow hedging instrument and, therefore, the value of the swap (net of tax) will be primarily recorded as accumulated other comprehensive income as part of stockholders’ equity.

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Outlook
“We expect current difficult business conditions to continue at least through the second half of 2008, reflecting the impact of the general economic slowdown and higher fuel prices on the gaming industry,” Kanofsky said. “Ameristar remains focused on delivering the highest quality guest experience in our markets while diligently seeking to maximize profitability. Our efforts to adjust our workforce and promotional spending to obtain greater efficiencies, combined with the capital investments we have made, should position us well to capture additional growth again once the economy starts to rebound.”
For the full year 2008, we currently expect:
•	depreciation to range from $108 million to $111 million;

•	interest expense to be between $79 million and $84 million;

•	capitalized interest of $13 million to $15 million;

•	the combined federal and state income tax rate, excluding the effect of the East Chicago impairment loss recorded in the first quarter of 2008, to be in the range of 45 percent to 46 percent;

•	capital spending of $255 million to $275 million; and

•	non-cash stock-based compensation expense of $10 million to $11 million.
Conference Call Information
We will hold a conference call to discuss second quarter results on Monday, Aug. 4, 2008 at 5 p.m. EDT. The call can be accessed live by dialing (888) 694-4728 and using the conference ID number, which is 57144256. Conference call participants are requested to dial in to the call at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site — www.ameristar.com — in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from Aug. 4, 2008 at 8 p.m. EDT until Aug. 11, 2008 at midnight EDT. To listen to the replay, call (800) 642-1687.

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Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007 and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest

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service has earned it leading market share positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa in St. Charles (greater St. Louis); Ameristar Casino Hotel in East Chicago (Chicagoland area); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Neb. and southwestern Iowa); Ameristar Vicksburg (Jackson, Miss. and Monroe, La.); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and The Horseshu in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008(1)	2007	2008(1)	2007
REVENUES:
Casino	$338,915	$251,348	$670,672	$510,343
Food and beverage	40,515	32,010	80,886	64,881
Rooms	15,390	7,260	26,329	13,872
Other	10,109	7,447	19,686	14,116

	404,929	298,065	797,573	603,212
Promotional allowances	(76,832)	(44,836)	(144,708)	(90,838)

Net revenues	328,097	253,229	652,865	512,374

OPERATING EXPENSES:
Casino	157,954	108,212	313,497	218,360
Food and beverage	18,723	17,021	37,702	33,482
Rooms	3,198	2,084	5,728	3,931
Other	5,175	4,896	11,250	9,417
Selling, general and administrative	68,159	53,984	132,272	106,293
Depreciation and amortization	26,609	23,644	52,129	47,520
Impairment loss on assets	274	49	129,339	116

Total operating expenses	280,092	209,890	681,917	419,119

Income (loss) from operations	48,005	43,339	(29,052)	93,255

OTHER INCOME (EXPENSE):
Interest income	176	465	403	850
Interest expense, net	(15,762)	(11,122)	(37,814)	(22,465)
Net loss on disposition of assets	(633)	(7)	(558)	(3)
Other	525	(375)	(327)	(375)

INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)	32,311	32,300	(67,348)	71,262
Income tax provision (benefit)	15,289	15,030	(23,440)	30,041

NET INCOME (LOSS)	$17,022	$17,270	$(43,908)	$41,221

EARNINGS (LOSS) PER SHARE:
Basic	$0.30	$0.30	$(0.77)	$0.72

Diluted	$0.29	$0.30	$(0.77)	$0.71

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.10	$0.21	$0.21

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	57,182	57,281	57,166	56,961

Diluted	57,893	58,518	57,166	58,304

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, operating results are included only for the three months and six months ended June 30, 2008.

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	June 30, 2008	December 31, 2007
Balance sheet data
Cash and cash equivalents	$79,201	$98,498
Total assets	$2,349,985	$2,412,096
Total debt, including current maturities	$1,622,746	$1,645,952
Stockholders’ equity	$455,616	$503,126

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consolidated cash flow information
Net cash provided by operating activities	$70,480	$39,689	$142,406	$97,382
Net cash used in investing activities	$(73,290)	$(97,293)	$(133,172)	$(162,241)
Net cash provided by (used in) financing activities	$3,112	$43,363	$(28,531)	$44,473

Net revenues
Ameristar St. Charles	$75,332	$71,737	$147,015	$145,513
Ameristar Kansas City	61,935	63,019	123,863	127,590
Ameristar Council Bluffs	44,722	44,037	90,233	90,054
Ameristar Vicksburg	33,420	33,302	67,106	68,625
Ameristar Black Hawk	20,405	22,761	40,678	44,892
Jackpot Properties	17,813	18,373	34,148	35,700

Net revenues from historical properties	253,627	253,229	503,043	512,374
East Chicago (1)	74,470	—	149,822	—

Consolidated net revenues	$328,097	$253,229	$652,865	$512,374

Operating income (loss)
Ameristar St. Charles	$15,305	$16,630	$30,878	$34,835
Ameristar Kansas City	12,683	12,610	25,507	26,956
Ameristar Council Bluffs	12,744	12,098	24,780	24,686
Ameristar Vicksburg	9,601	10,902	20,763	23,690
Ameristar Black Hawk	2,783	4,515	5,598	8,856
Jackpot Properties	3,218	3,711	5,716	7,037
Corporate and other	(16,339)	(17,127)	(31,513)	(32,805)

Operating income from historical properties	39,995	43,339	81,729	93,255
East Chicago (1)	8,010	—	(110,781)	—

Consolidated operating income (loss)	$48,005	$43,339	$(29,052)	$93,255

EBITDA
Ameristar St. Charles	$21,720	$23,269	$42,548	$48,258
Ameristar Kansas City	17,716	18,269	35,619	38,320
Ameristar Council Bluffs	15,817	15,415	31,043	31,357
Ameristar Vicksburg	13,360	13,967	27,974	29,837
Ameristar Black Hawk	5,638	7,384	11,318	14,576
Jackpot Properties	4,550	4,896	8,370	9,421
Corporate and other	(15,500)	(16,217)	(29,570)	(30,994)

EBITDA from historical properties	63,301	66,983	127,302	140,775
East Chicago (1)	11,313	—	(104,225)	—

Consolidated EBITDA	$74,614	$66,983	$23,077	$140,775

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating income (loss) margins (2)
Ameristar St. Charles	20.3%	23.2%	21.0%	23.9%
Ameristar Kansas City	20.5%	20.0%	20.6%	21.1%
Ameristar Council Bluffs	28.5%	27.5%	27.5%	27.4%
Ameristar Vicksburg	28.7%	32.7%	30.9%	34.5%
Ameristar Black Hawk	13.6%	19.8%	13.8%	19.7%
Jackpot Properties	18.1%	20.2%	16.7%	19.7%
Operating income margin from historical properties	15.8%	17.1%	16.2%	18.2%
East Chicago (1)	10.8%	—	-73.9%	—
Consolidated operating income (loss) margin	14.6%	17.1%	-4.4%	18.2%

EBITDA margins (3)
Ameristar St. Charles	28.8%	32.4%	28.9%	33.2%
Ameristar Kansas City	28.6%	29.0%	28.8%	30.0%
Ameristar Council Bluffs	35.4%	35.0%	34.4%	34.8%
Ameristar Vicksburg	40.0%	41.9%	41.7%	43.5%
Ameristar Black Hawk	27.6%	32.4%	27.8%	32.5%
Jackpot Properties	25.5%	26.6%	24.5%	26.4%
EBITDA margin from historical properties	25.0%	26.5%	25.3%	27.5%
East Chicago (1)	15.2%	—	-69.6%	—
Consolidated EBITDA margin	22.7%	26.5%	3.5%	27.5%

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, operating results for this property are included only for the three months and six months ended June 30, 2008.

(2)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(3)	EBITDA margin is EBITDA as a percentage of net revenues.

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RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Ameristar St. Charles:
Operating income	$15,305	$16,630	$30,878	$34,835
Depreciation and amortization	6,415	6,639	11,670	13,423

EBITDA	$21,720	$23,269	$42,548	$48,258

Ameristar Kansas City:
Operating income	$12,683	$12,610	$25,507	$26,956
Depreciation and amortization	5,033	5,659	10,112	11,364

EBITDA	$17,716	$18,269	$35,619	$38,320

Ameristar Council Bluffs:
Operating income	$12,744	$12,098	$24,780	$24,686
Depreciation and amortization	3,073	3,317	6,263	6,671

EBITDA	$15,817	$15,415	$31,043	$31,357

Ameristar Vicksburg:
Operating income	$9,601	$10,902	$20,763	$23,690
Depreciation and amortization	3,759	3,065	7,211	6,147

EBITDA	$13,360	$13,967	$27,974	$29,837

Ameristar East Chicago:
Operating income (loss)	$8,010	$—	$(110,781)	$—
Depreciation and amortization	3,303	—	6,556	—

EBITDA	$11,313	$—	$(104,225)	$—

Ameristar Black Hawk:
Operating income	$2,783	$4,515	$5,598	$8,856
Depreciation and amortization	2,855	2,869	5,720	5,720

EBITDA	$5,638	$7,384	$11,318	$14,576

Jackpot Properties:
Operating income	$3,218	$3,711	$5,716	$7,037
Depreciation and amortization	1,332	1,185	2,654	2,384

EBITDA	$4,550	$4,896	$8,370	$9,421

Corporate and other:
Operating loss	$(16,339)	$(17,127)	$(31,513)	$(32,805)
Depreciation and amortization	839	910	1,943	1,811

EBITDA	$(15,500)	$(16,217)	$(29,570)	$(30,994)

Consolidated:
Operating income (loss)	$48,005	$43,339	$(29,052)	$93,255
Depreciation and amortization	26,609	23,644	52,129	47,520

EBITDA	$74,614	$66,983	$23,077	$140,775

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RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
EBITDA	$74,614	$66,983	$23,077	$140,775
East Chicago transition and rebranding costs	1,746	—	2,757	—
St. Charles hotel pre-opening expenses	1,096	249	1,937	249
Vicksburg expansion pre-opening expenses	225	—	225	—
Impairment loss on East Chicago intangible assets	—	—	129,000	—

Adjusted EBITDA	$77,681	$67,232	$156,996	$141,024

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Diluted earnings (loss) per share (EPS)	$0.29	$0.30	$(0.77)	$0.71
East Chicago transition and rebranding costs	0.02	—	0.03	—
St. Charles hotel pre-opening expenses	0.01	—	0.02	—
Impairment loss on East Chicago intangible assets	—	—	1.47	—

Adjusted diluted earnings per share (Adjusted EPS)	$0.32	$0.30	$0.75	$0.71

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.
     EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has adjusted EBITDA, when deemed appropriate, for the evaluation of operating performance because we believe the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and

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refer to this measure as Adjusted EBITDA. We have reported this measure to our investors and believe the inclusion of Adjusted EBITDA will provide consistency in our financial reporting.
We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of potential acquisitions and dispositions it may evaluate. Externally, we believe these measures are used by investors in their assessment of our operating performance and the valuation of our Company.
Adjusted EBITDA, as used in this press release, reflects EBITDA adjusted for impairment losses related to intangible assets, pre-opening expenses and transition and rebranding costs. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income (loss), based upon GAAP.
     Adjusted EPS
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of impairment losses related to intangible assets, pre-opening expenses and transition and rebranding costs. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation related to senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
     Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and

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the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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